Exhibit 10.112

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), dated as of December 19, 2008, is entered into by and between CORTEX PHARMACEUTICALS, INC. (the “Company”), and MARK VARNEY (the “Executive”).

WITNESSETH

WHEREAS, the Executive has considerable experience in management and pharmaceutical research and development.

WHEREAS, the Company wishes to employ the Executive as its President and Chief Executive Officer, and the Executive wishes to be so employed by the Company.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Engagement. The Company hereby employs the Executive as its President and Chief Executive Officer, reporting to the Company’s Board of Directors, and the Executive hereby accepts such employment, on the terms and conditions hereinafter set forth. Additionally, during the term of this Agreement, the Company shall nominate the Executive for reelection as a member of the Board of Directors and use its best efforts to cause Executive to be so elected.

2. Term. The term of this Agreement will begin on August 13, 2008, and shall continue thereafter for an initial three (3) year period, unless earlier terminated pursuant to the provisions of this Agreement or otherwise extended by mutual agreement of the Company’s Board of Directors and the Executive.

3. Duties. During the term of this Agreement, the Executive shall serve as the Company’s President and Chief Executive Officer, and shall have such duties and responsibilities as are set forth in the Company’s Bylaws and such other executive responsibilities as may be assigned to him from time to time by the Company’s Chairman of the Board and/or the Board of Directors. In particular and without limitation, the Executive’s duties shall include using diligent efforts as appropriate to (i) assist in raising additional equity capital and research and development funds for the Company, (ii) facilitate the internal development of the Company’s technology assets, (iii) integrate developments licensed from academic laboratories into the technology base of the Company, and pursue both the in/out licensing of technologies and/or acquisition of other technologies complementary to those of the Company, (iv) develop relationships with potential corporate partners for the development and commercialization of the Company’s technologies, and (v) pursue the in-licensing of drug candidates from third parties. The Executive shall use his best efforts and shall act in good faith in performing all duties reasonably required to be performed by him under this Agreement.

4. Availability. Except as herein provided, the Executive shall devote substantially all of his working time, attention and energies to the Company’s business and, except as provided herein, during the term of this Agreement shall not be engaged in any other business activity without the prior written approval of the Board of Directors. The Executive may engage in a reasonable level of professional activities as are typical for individuals of a comparable professional stature.

5. Compensation. As compensation for the services to be rendered hereunder, the Company agrees as follows:

(a) To pay the Executive an annual salary of not less than Three Hundred Sixty-Two Thousand Dollars ($362,000) per annum, subject to increases based on an annual review by the Compensation Committee of the Board of Directors.

(b) To provide the Executive with the opportunity to earn an annual bonus based upon the attainment of individual and corporate performance criteria defined by the Board of Directors in such amounts as shall be within the discretion of the Compensation Committee and as the Board of Directors determines is appropriate based on the overall financial condition of the Company.

(c) To continue the mortgage assistance program adopted at the time of Executive’s hire. The mortgage assistance program specifies that the Company will provide an interest subsidy over five (5) years in the form of monthly payments, whereby the Company will pay 6% of the principal amount of a mortgage (which mortgage shall not to exceed $1,200,000) on Executive’s primary residence in Southern California during the first year, 5% during the second year, 4% during the third year, 3% during the fourth year, and 2% during the fifth year. Payments under the mortgage assistance program will also be subject to an income tax gross up factor of 1.6. This mortgage assistance program started in August 2006 and will terminate upon the earlier of (i) Executive’s termination of employment with the Company or (ii) August 2011.

(d) To reimburse the Executive, promptly upon presentation of itemized vouchers, for all ordinary and customary business expenses, consistent with the Company’s reimbursement policy, incurred by the Executive in the performance of his duties.

(e) To allow the Executive to participate in such employee benefit programs as are made available to the management of the Company when and as the Executive becomes eligible therefore under the terms of such programs, including, without limitation, group health, disability and life insurance benefits and participation in other employee benefit plans.

(f) To allow the Executive to have four (4) weeks of paid vacation each year during the term of this Agreement, subject to the maximum accrual permitted by the Company’s employment policies. The Company and the Executive agree that time devoted by the Executive toward travel to, and attendance at, scientific meetings, boards of director meetings, and trips to meet with business leaders at trade associations shall not constitute vacation periods. The Executive acknowledges that salary and all other compensation payable under this Agreement shall be subject to withholding for income and other applicable taxes to the extent required by law.

6. Ownership of Material Information. All right, title and interest of every kind and nature whatsoever in and to discoveries, inventions and improvements, patents (and applications therefore), copyrights, ideas, know how, creations or other proprietary rights arising from or connected with the Executive’s employment with the Company shall become and remain the exclusive property of the Company, and the Executive shall have no interest therein. The Executive agrees to sign the standard proprietary rights agreement that is required of all Company employees.

7. Confidential Information. The Executive covenants and agrees with the Company that he will not, during the term of this Agreement or thereafter, disclose to anyone (except to the extent reasonably necessary for the Executive to perform his duties hereunder or as may be required by law) any confidential information concerning the business or affairs of the Company (or of any affiliate or subsidiary of the Company), including but not limited to business plans, joint ventures, financial or cost information, and confidential scientific and clinical information (whether of the Company or entrusted to the Company by a third party under a confidentiality agreement or understanding), which the Executive shall have acquired in the course of or incident to the performance of his duties pursuant to the terms of this Agreement or his prior employment by the Company. Nothing herein shall be construed as prohibiting the Executive from disclosing to anyone any information which is, or which becomes, available to the public (other than by reason of a violation by the Executive of this Section 7), which is a matter of general business knowledge or experience or which the Executive is required to disclose under applicable law.

8. Termination for Cause. The Company may terminate the employment of the Executive under this Agreement at any time for “Cause” (as hereinafter defined) upon notice to the Executive. As used herein, the term “Cause” shall mean only: (a) the Executive’s willful refusal or failure to perform the duties assigned to him; provided, however, that the employment of the Executive shall not be terminated under this clause unless the Executive is given notice in writing by the Chairman of the Board or the Board of Directors that the conduct in question constitutes grounds for termination under this Section 8 and the Executive is allowed a period of thirty (30) days to remedy the refusal or failure; (b) the Executive’s conviction of a crime involving moral turpitude under the laws of any state, the District of Columbia or of the United States; or (c) the Executive’s breach of any of the material terms of this Agreement. If the employment of the Executive under this Agreement is terminated under Section 8, the Company shall give written notice to the Executive specifying the cause of such action. Upon the effectiveness of a termination of employment under this Section 8, (i) the Executive agrees to immediately tender his resignation from the Company’s Board of Directors and (ii) the Company shall be relieved of all further obligations under this Agreement, except as set forth in this Section 8. In the event of a termination of this Agreement pursuant to this Section 8, the Company’s sole liability to Executive shall be (i) to pay Executive the installments of his then base salary accrued hereunder and unpaid for services rendered by Executive up to the date of such termination, together with any accrued but unused vacation, accrued and unpaid reimbursements under Section 5(d), and accrued and unpaid amounts under the mortgage assistance program described in Section 5(c), and (ii) to pay the unpaid portion, if any, of any bonus that was previously awarded to him but which is unpaid as of the effective date of such termination of employment, unless the payment of such bonus is dependent on Executive’s continued employment with the Company or the satisfaction of any other conditions that have not been satisfied at the time of the termination of his employment. Notwithstanding such termination of employment, the Executive shall continue to be bound by the provisions of Sections 6 and 7.

9. Termination Without Cause or for Good Reason.

(a) The Company may terminate the employment of the Executive under this Agreement without Cause at any time upon at least sixty (60) days’ prior written notice to the Executive. In the event of (i) a termination by the Company of the Executive’s employment for any reason other than Cause, (ii) the Executive’s termination of his employment for Good Reason, the Company shall pay to the Executive, in accordance with its normal payroll practices, severance pay equal to twelve (12) months of the base salary based upon the average monthly base salary for the twelve (12) months immediately prior to the termination event.

(b) The Executive may terminate his employment under this Agreement at any time in accordance with this Section 9(b) for “Good Reason,” which shall mean (i) the Company’s breach of any of the material terms of this Agreement, (ii) a material reduction or alteration of the duties of the Executive, or (iii) the relocation absent the Executive’s consent of Executive’s principal office to a location more than 35 miles from the Company’s current headquarters (other than for temporary assignments or required travel in connection with the performance by Executive of his duties for the Company). In order to terminate his employment under this Agreement for Good Reason, the Executive must provide written notice to the Company of the existence of the condition giving rise to Good Reason (a “Good Reason Condition”) within ninety (90) days of the initial existence of such Good Reason Condition. Upon receipt of such notice of the Good Reason Condition, the Company will be provided with a period of sixty (60) days during which it may remedy the Good Reason Condition, or ninety (90) days in the event of a Change of Control of the Company (as defined in Section 12), and not be required to provide for the payments and benefits described herein as a result of such proposed resignation due to the Good Reason Condition specified in the notice. If the Good Reason Condition is not remedied within the period specified in the preceding sentence, and provided that the Executive is still employed by the Company, the Executive may resign for Good Reason based on the Good Reason Condition specified in the notice, provided that such resignation must occur within two years after the initial existence of such Good Reason Condition.

(c) In the event of either a termination by the Company of the Executive’s employment without Cause or the Executive’s termination of his employment for Good Reason in either case which constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder, including Treasury Regulation Section 1.409A-1 (h) (a “Separation from Service”), the twelve (12) months of severance pay described in section 9(a) shall be paid in accordance with its normal payroll practices over the twelve months following the Separation from Service.

(d) Nothing contained in this Agreement shall be construed to abrogate the obligations of the Company to the Executive, or the Executive’s personal representative or heirs, as the case may be, to make payment or provide any other benefit that accrued prior to the termination of the Executive’s employment. Termination of employment under this Section 9 shall not terminate the Executive’s obligations under Sections 6 and 7.

10. Death or Disability of the Executive.

(a) This Agreement and Executive’s employment with the Company shall terminate immediately, without notice, upon the death of Executive. In the event of Executive’s death, the Company’s sole liability to Executive shall be to pay Executive’s estate the same compensation that would be due to him under Section 8 in the event of a termination of Executive’s employment for Cause.

(b) In the event that the Executive during this period while employed under this Agreement shall at any time become unable, due to illness, accident, injury or otherwise, to carry out his duties under this Agreement for a period of at least three (3) consecutive months, or a number of days totaling one hundred twenty (120) or more in any period of twelve (12) consecutive months, the Company may terminate the employment of the Executive under this Agreement. In such event, the Company shall compensate the Executive in an amount equal to the difference between (i) the amount of severance pay that would have been payable under section 9(a) had Executive been terminated without Cause and (ii) any disability insurance proceeds. A termination of employment under this Section 10 will not terminate the Executive’s obligations under Sections 6 and 7.

11. Voluntary Termination. The Executive may terminate his employment under this Agreement at any time by giving the Company ninety (90) days written notice. In the event of Executive’s voluntary termination, the Company’s sole liability to Executive shall be to pay Executive the same compensation that would be due to him under Section 8 in the event of a termination of Executive’s employment for Cause. Termination of employment under this Section 11 shall not terminate the Executive’s obligations under Sections 6 and 7.

12. Grant of Stock Options. The Company may grant to the Executive annual stock options to purchase shares of common stock of the Company with an exercise price equal to the market price of the stock on the date of the grant. The decision whether to grant options and the quantity to be granted shall be at the sole discretion of the Company’s Compensation Committee with appropriate consultation with the Chairman of the Board. The Executive’s stock option position will be reviewed by the Compensation Committee of the Board of Directors from time to time, but in no event less than annually, and increases in such stock option position may be awarded dependent upon the performance of the Executive and performance factors for the Company. To the maximum extent permissible under the Code, stock options granted to the Executive shall be “incentive stock options” as defined in Section 422 of the Code. The general terms and conditions of stock options granted to the Executive shall be in accordance with the stockholder-approved plans established for the granting of options, amended from time to time and the Company’s customary form of stock option agreement; provided that in the event of the Executive’s termination of employment (i) by the Company without Cause, or (ii) by the Executive for Good Reason, the Executive’s outstanding stock options shall be exercisable with respect to that portion of such stock options which is vested as of the Executive’s termination for the remainder of their original term. In addition, notwithstanding anything herein, in any of the Company’s stock option plans or in any stock option agreement between the Company and the Executive, upon a Change of Control (as defined in such plans or agreements) all stock options then held by the Executive shall vest immediately prior to such Change of Control; provided, however, that such acceleration of vesting shall not occur to the extent that a termination notice under Sections 8 or 11 hereof has been delivered and such termination is ultimately consummated in accordance with such notice. In the event that the Company’s future plans or option agreements do not provide the definition of a Change of Control, and for purposes of Section 9(b) hereof, the definition for purposes of such options and Section 9(b) shall be the same as the definition contained in the Company’s Amended and Restated 1996 Stock Incentive Plan.

13. Code Section 409A.

(a) Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed by the Company at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (a) the expiration of the six-month period measured from the date of the Executive’s Separation from Service with the Company or (b) the date of Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 13(a) shall be paid in a lump sum to Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive the installment payments payable pursuant to Section 9 or 10 (the “Installment Payments”) shall be treated as a right to receive a series of separate payments and, accordingly, each Installment Payment shall at all times be considered a separate and distinct payment.

(b) Any reimbursements payable to the Executive pursuant to this Agreement shall be paid to the Executive no later than thirty (30) days after submission of the appropriate expense report and, if requested, appropriate supporting documents. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and the Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

14. Capacity. The Executive represents and warrants to the Company that he is not now under any obligation of a contractual nature or otherwise, to any person, firm, corporation, association, or other entity that is inconsistent or in conflict with this Agreement or which would prevent, limit or impair in any way the performance by him of his obligations hereunder.

15. Participation in Competitive Business. While the Executive is employed under this Agreement, the Executive shall not directly or indirectly either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate consultant, officer, director or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company without the prior written approval of the Company; provided, however, that nothing herein, shall preclude the Executive from owning less than one percent (1%) of the outstanding capital stock of any company whose shares are traded on the New York Stock Exchange, the NYSE Alternext US (formerly, the American Stock Exchange) or NASDAQ.

16. Waiver. No act, delay, omission or course of dealing on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as, are be construed as, a waiver thereof or otherwise prejudice such party’s rights, powers and remedies under this Agreement.

17. Notice. Any and all notices referred to herein shall be sufficient if furnished in writing and delivered by hand or by registered or certified mail, return receipt requested, postage fully prepaid, to the respective parties at the following addresses or such other address as either party may from time to time designate in writing. Notices shall be effective when delivered.

To Executive:	Mark Varney

To Company:	Attn: Corporate Secretary
Cortex Pharmaceuticals, Inc.
15241 Barranca Parkway
Irvine, California 92618

18. Arbitration. All disputes arising under or in connection with this Agreement shall be submitted to arbitration in Orange County, California, under the rules of the American Arbitration Association, and the decision of the arbitrator shall be final and binding. Judgment upon the award rendered may be entered and enforced in any court having jurisdiction.

19. Assignability. The rights and obligations contained herein shall be binding on and inure to the benefit of the successors and assigns of the Company. The Executive may not assign his rights or obligations hereunder without the prior written consent of the Company.

20. Attorneys’ Fees. If either party hereto brings any action to enforce his or its rights hereunder, the Company agrees to compensate the Executive for his reasonable legal fees. Additionally, the Company agrees to pay for any fees associated with the preparation of this Agreement and, if required by the Company, any potential changes agreed to by the Executive to the terms and conditions of this Agreement in the future.

21. Construction. This Agreement shall be governed by and construed in accordance with the laws of the state of California.

22. Completeness. This Agreement sets forth all, and is intended by each party to be an integration of all, of the promises, agreements and understandings between the parties hereto with respect to the subject matter hereof and supercedes all prior agreements and understandings, whether written or oral, between the parties with respect to that subject matter, including, without limitation, that certain offer letter bearing the date December 22, 2005 from the Company to Executive. Notwithstanding the foregoing, this Agreement shall not supercede the negative equity agreement dated February 1, 2007 by and between the Company and Executive, which agreement shall continue in full force and effect.

23. Counterparts. This Agreement may be executed in multiple counterparts each of which shall be deemed to be an original, and all of which together shall constitute one agreement binding on the parties hereto.

24. Severability. Each provision of this Agreement shall be considered severable and if for any reason any provision that is not essential to the effectuation of the basic purpose of the Agreement is determined to be invalid or contrary to any existing or future law, such invalidity shall not impair the operation of or affect those provisions of this Agreement that are valid.

25. Headings. Headings constrained in the Agreement are inserted for reference and convenience only and in no way define, limit, extend or describe the scope of this Agreement or the meaning or construction of any of the provisions hereof.

26. Survival of Terms. If this Agreement is terminated for any reason, the provision of Sections 6 and 7 shall survive and the Executive and the Company, as the case may be, shall continue to be bound by the terms thereof to the extent provided therein.

27. No Duty to Seek Employment. The Executive and the Company acknowledge and agree that nothing contained in the Agreement shall be construed as requiring Executive to seek or accept alternative or replacement employment in the event of his termination of employment by the Company for any reason, and no payment or benefit payable hereunder shall be conditioned on Executive’s seeking or accepting such alternative or replacement employment.

IN WITNESS HEREOF, the parties hereto have executed this Employment Agreement on the day and year first above written.

CORTEX PHARMACEUTICALS, INC.

By:	/s/ Roger G. Stoll
Name: Roger G. Stoll
Its: Exec. Chairman

EXECUTIVE

/s/ Mark A. Varney
MARK VARNEY